BURGERFI INTERNATIONAL, INC.
AMENDED INDEPENDENT CONTRACTOR AGREEMENT

THIS AMENDED INDEPENDENT CONTRACTOR AGREEMENT (this “Amendment”) is made and entered into effective as of the 1st day of September, 2022 (the “Effective Date”), by and between BurgerFi International, Inc., a Delaware corporation (the “Company”), and The Ivy Companies, Inc., a Florida corporation (“Contractor”).

RECITALS

WHEREAS, the Company and Contractor are parties to that certain Independent Contractor Agreement, dated as of April 23, 2021 (the “Independent Contractor Agreement”), pursuant to which Contractor provides Services to the Company;

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the parties desire to amend the Independent Contractor Agreement to extend the term for an additional 12 months and with respect to Contractor’s compensation as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.Amendment to Employment Agreement. The Independent Contractor Agreement is hereby amended as follows:

a.Section 3 is hereby deleted and replaced with the following:

3. Compensation and Reimbursement. Contractor shall be compensated and reimbursed for the Services in the total amount of $144,000 annually, payable in twelve (12) equal monthly payments on or before the last day of each month. In addition to this amount, the parties may mutually agree upon other BurgerFi projects outside of the scope of the work contemplated herein, under which Consultant would be compensated over and above the amount set forth above, as agreed upon and set forth in a separate agreement. Completeness of work product shall be determined by BFI in its sole discretion, and Contractor agrees to make all revisions, additions, deletions or alterations as requested by BFI. No other fees and/or expenses will be paid to Contractor unless such fees and/or expenses have been approved in advance by BFI in writing. Contractor shall be solely responsible for any and all taxes, Social Security contributions or payments, unemployment taxes, and other payroll type taxes applicable to such compensation.

3.Entirety. Except as expressly modified hereby, the Employment Agreement shall remain in full force and effect.

4.Counterparts. This Amendment may be executed in counterparts and by facsimile and/or email .pdf, each of which shall constitute originals and all of which, when taken together, shall constitute the same original instrument, legally binding all parties to this Amendment.

[Signatures on the following page.]

With full power and authority and intending to be legally bound, the parties hereto have executed this Amendment as of the date first above written.

BURGERFI INTERNATIONAL, INC.
By: /s/ Ian Baines
Name: Ian Baines
Title: Chief Executive Officer

THE IVY COMPANIES, INC.
By: /s/ Faquiry Diaz Cala
Name: Faquiry Diaz Cala
Title: President

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